Exhibit 4.1


NORWEST-BANK MINNESOTA                       CREDIT AGREEMENT
NATIONAL ASSOCIATION

THIS CREDIT AGREEMENT (the "Agreement") dated as of October 13, 1997 (the "Effective Date") is between Norwest Bank Minnesota, National Association (the "Bank") and Research, Incorporated (the "Borrower").

BACKGROUND

The Borrower has asked the Bank to renew its existing line of credit and increase the amount of credit available under the Line to Five Million and 00/100 Dollars ($5,000,000.00), which the Borrower intends to use for working capital purposes. Borrowings under the Line are currently evidenced by a promissory note dated October 28, 1996 (the "1996 Revolving Note")

The Bank is agreeable to meeting the Borrower's request, provided that the Borrower agrees to the terms and conditions of this Agreement.

The Revolving Note (as defined below), this Agreement, and all "Security Documents" described in Exhibit B shall be referred to collectively as the "Documents."

In consideration of the above premises, the Bank and the Borrower agree as follows:

LINE OF CREDIT

LINE OF CREDIT AMOUNT. During the Line Availability Period defined below, the
       Bank agrees to provide a revolving line of credit (the "Line") to the Borrower. Outstanding amounts under the Line shall not, at any one time, exceed Five Million and 00/100 Dollars ($5,000,000.00). This is a conditional revolving line of credit and each advance under the Line, if made, shall be at the sole discretion of the Bank.

LINE AVAILABILITY PERIOD. The "Line Availability Period" shall mean the period of time from the Effective Date or the date on which all conditions precedent described in this Agreement have been met, whichever is later, to the Line Expiration Date of January 31, 1999.

THE REVOLVING NOTE. The Borrower's obligation to repay advances under the Line shall be evidenced by a single promissory note (the "Revolving Note") dated as of the Effective Date, and in form and content acceptable to the Bank. The Revolving Note shall replace, but not be deemed to satisfy, the 1996 Revolving Note. The initial balance of the Revolving Note shall be the balance of the 1996 Revolving Note as of the Effective Date. Reference is made to the Revolving Note for interest rate and repayment terms.

MANDATORY PREPAYMENT. If at any time the principal outstanding under the Revolving Note plus the face amount of any outstanding Standby Letters of Credit and Documentary Letters of Credit (as defined below) exceed $5,000,000.00, the Borrower must immediately prepay the Revolving Note in an amount sufficient to eliminate the excess.

       If after making this prepayment the face amount of outstanding Standby Letters of Credit and Documentary Letters of Credit continue to exceed this amount, then the Borrower shall deposit sufficient cash into a non-interest bearing account to collateralize the excess. The Borrower hereby grants the Bank a security interest in these funds as security for all of the Borrower's obligations to the Bank.

STANDBY LETTERS OF CREDIT

Issuance and Expiration. During the Line Availability Period, the Bank agrees to issue standby letters of credit ("Standby L/Cs") for the account of the Borrower, provided that the Borrower is in compliance with the terms of this Agreement. Each Standby L/C will have a maximum expiry that shall be negotiated at the time of issuance. Prior to the issuance of a Standby L/C, the Borrower will execute the Bank's standard Application

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       and Agreement for Irrevocable Standby Letter of Credit (the "Standby L/C
       Agreement") and such other documents as the Bank deems necessary.

Fees. The Borrower shall pay a Standby L/C fee of 2.0% per annum on the face amount of each Standby L/C, subject to a minimum fee of $200.00, and calculated on the basis of total days elapsed in a 360-day year. This fee shall be paid quarterly in advance and is in addition to all other fees or expenses provided for the Standby L/C Application.

Reduction of Line Availability. Availability under the Line shall be reduced dollar for dollar by the face amount of all outstanding Standby L/Cs, plus any unreimbursed draws. Without limiting any rights and remedies available to the Bank under any Standby L/C Agreement, any draw under a Standby L/C may, at the Bank's option, be repaid through an automatic advance under the Line, which shall be repayable according to the terms of this Agreement.

Cash Collateralization of Outstanding Standby L/Cs. Should a default occur under this Agreement, the Bank may require the Borrower to deposit with it in a non-interest bearing account, immediately available funds equal to the face amount of outstanding Standby L/Cs. The Borrower hereby grants the Bank a security interest in these funds as security for all of the Borrower's obligations to the Bank.

DOCUMENTARY LETTERS OF CREDIT

Issuance and Expiration. During the Line Availability Period, the Bank agrees to issue documentary letters of credit ("Documentary L/Cs") for the account of the Borrower, provided that the Borrower is in compliance with the terms of this Agreement. Each Documentary L/C must expire prior to the Line Expiration Date and must require drafts payable at sight.

       Prior to the issuance of a Documentary L/C, the Borrower will execute the Bank's standard Application and Agreement for Irrevocable Documentary Letters of Credit (the "Documentary L/C Agreement") and such other documents as the Bank deems necessary.

Fees and Expenses. Fees and expenses related to each Documentary L/C will be agreed upon at issuance.

Reduction of Line Availability. Availability under the Line shall be reduced dollar for dollar by the face amount of all outstanding Documentary L/Cs, plus any unreimbursed draws. Without limiting any rights and remedies available to the Bank under the Documentary L/C Agreement and related documents, any draw under a Documentary L/C may, at the Bank's option, be repaid through an automatic advance under the Line, which shall be repayable according to the terms of this Agreement.

Cash Collateralization of Outstanding Documentary L/Cs. Should a default occur under this Agreement the Bank may require the Borrower to deposit with it in a non-interest bearing account immediately available funds equal to the face amount of outstanding Documentary L/Cs. The Borrower hereby grants the Bank a security interest in these funds as security for all of the Borrower's obligations to the Bank.

FEES AND EXPENSES

DOCUMENTATION EXPENSE. The Borrower agrees to reimburse the Bank for its reasonable expenses relating to the preparation of the Documents and any possible future amendments to the Documents, which reimbursement may include, but shall not be limited to, reimbursement of reasonable attorneys' fees, including the allocated costs of the Bank's in-house counsel, which shall not be in excess of $375.00. Despite such reimbursement the Borrower acknowledges that the Bank's counsel is engaged solely to represent the Bank and does not represent the Borrower.

COLLECTION EXPENSE. In the event the Borrower fails to pay the Bank any amounts due under this Agreement or under the Documents, the Borrower shall pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank.

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ADVANCES AND PAYMENTS

REQUESTS FOR ADVANCES. Any Line advance requested under the terms of this Agreement shall be requested by telephone or in a writing delivered to the Bank (or transmitted via facsimile) by any person reasonably believed by the Bank to be authorized by the Borrower to do so. The Bank will not consider any such request following an event which is, or with notice or the lapse of time would be, an event of default under this Agreement. Proceeds shall be deposited into the Borrower's account at the Bank or disbursed in such other manner as the parties may agree.

LIBOR INTEREST RATE OPTION. In addition to interest rates based on the Base Rate
       Option defined in the Term Note, the Borrower may elect a fixed rate of interest for a fixed time period and principal amount agreeable to the Bank and Borrower that is based upon the margin stated in the Revolving Note and an interest rate derived from the current LIBOR rate available to the Bank on national or international money markets for a similar time period and dollar amount.

       To elect the LIBOR Interest Rate Option, as defined in the Revolving Note, the Borrower must request a quote from the Bank two days prior to funding, which must be accepted by the Borrower following quotation by the Bank as a condition to fixing. This request must designate an amount (the "LIBOR Interest Rate Portion") and a period (the "LIBOR Interest Rate Period"). The LIBOR Interest Rate Portion must be at least $100,000.00 and the LIBOR Interest Rate Period will be for 30, 60 or 90 days or any other period to which the parties may agree. The Bank shall not be obligated to provide a LIBOR Interest Rate quote if it determines that no deposits with an amount and maturity equal to those for which a quotation has been requested are available to it in the London Interbank Market. The Borrower must orally accept a quote when received or it will be deemed rejected. If accepted, the LIBOR Interest Rate Option will remain in effect for the LIBOR Interest Rate Period specified in the quote. At the end of each LIBOR Interest Rate Period the principal amount subject to the LIBOR Interest Rate Option shall bear interest at the Base Rate Option (as defined in the Revolving Note).

PAYMENTS. All principal, interest and fees due under the Documents shall be paid by the direct debit of available funds deposited in the Borrower's account with the Bank. The Bank shall debit the account on the dates the payments become due. If a due date does not fall on a day on which the Bank is open for substantially all of its business (a "Banking Day", except as otherwise provided), the Bank shall debit the account on the next Banking Day, and interest shall continue to accrue during the extended period. If there are insufficient funds in the account on the day the Bank enters any debit authorized by this Agreement, the debit will be reversed and the payment shall be due immediately without necessity of demand by direct remittance of immediately available funds. For amounts bearing interest at the LIBOR Rate (if any) a Banking Day is a day on which the Bank is open for business and on which dealings in U.S. dollar deposits are carried on in the London interbank market.

SECURITY

       During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, all amounts due under this Agreement and the Documents shall be secured at all times as provided in Exhibit A. The Borrower also hereby grants the Bank a security interest (independent of the Bank's right of set-off) in its deposit accounts at the Bank and in any other debt obligations of the Bank to the Borrower.

CONDITIONS PRECEDENT

       The Borrower must deliver to the Bank the documents described in Exhibit A, properly executed and in form and content acceptable to the Bank, prior to the Bank's initial advance or disbursement under this Agreement.

REPRESENTATIONS AND WARRANTIES

       To induce the Bank to enter into this Agreement, the Borrower, to the best of its knowledge and upon due inquiry, makes the representations and warranties contained in Exhibit B. Each request for an advance or a

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       disbursement under this Agreement following the Effective Date constitutes a reaffirmation of these representations and warranties.

COVENANTS

FINANCIAL INFORMATION AND REPORTING

       Except as otherwise stated in this Agreement, all financial information provided to the Bank shall be compiled using generally accepted accounting principles consistently applied.

       During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

Annual Financial Statements. Provide the Bank within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. The statements must be audited with an unqualified opinion by a certified public accountant acceptable to the Bank.

Interim Financial Statements. Provide the Bank within 45 days of each fiscal quarter end, the Borrower's interim financial statements for the interim period then ending. The statements must be current through the end of that period and must be certified as correct by an officer of the Borrower in form acceptable to the Bank.

Compliance Certificate. Provide the Bank concurrently with the interim financial statements required above, a Compliance Certificate in the form of Exhibit C, that has been signed by an officer of the Borrower, which: 1) certifies that the statements have been accurately prepared in accordance with generally accepted accounting principles applied consistently with the last annual financial statements provided by the Borrower; 2) certifies that the officer has no knowledge of any event which has or might, after the lapse of time or the giving of notice, or both, constitute an event of default under this Agreement or any of the other Documents; and 3) demonstrates that the Borrower remains in compliance with all financial covenants that must be complied with as of the date of the financial statements.

Projected Financial Statements. Provide the Bank within 90 days of the
       Borrower's fiscal year end, a projected balance sheet, income statement, and statement of cash flow for the upcoming fiscal year.

SEC Reporting. Provide the Bank within 90 days of filing with the Securities and Exchange Commission, copies of its Form 10-K Annual Report, and within 45 days of each quarter end, copies of its Form 10-Q Quarterly Report.

Notices of Default. Provide the Bank prompt written notice of: 1) any event which has or might, after the lapse of time or the giving of notice, or both, constitute an event of default under any of this Agreement or any of the other Documents; or 2) any future event that would cause the representations and warranties contained in this Agreement to be untrue when applied to the Borrower's circumstances as of the date of such event.

Additional Information. Provide the Bank with such other information as it may reasonably request, and permit the Bank to visit and inspect its properties and examine its books and records.

FINANCIAL COVENANTS

       During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to comply with the financial covenants described below, which shall be calculated using generally accepted accounting principles consistently applied, except as they may be otherwise modified by the following capitalized definitions:

       "Tangible Net Worth" means total assets less total liabilities and less the following types of assets: (1) leasehold improvements; (2) receivables and other investments in or amounts due from any shareholder, director, officer, employee or other person or entity related to or affiliated with the Borrower; (3) goodwill,

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       patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible.

Tangible Net Worth. Maintain a minimum Tangible Net Worth of at least
       $5,500,000.00 as of the end of each fiscal quarter through and including June 30, 1998, and of at least $6,000,000.00 as of the end of the fiscal year ending September 30, 1998 and the end of each fiscal quarter thereafter.

Total Liabilities to Tangible Net Worth. Maintain a ratio of total liabilities to Tangible Net Worth of less than 1.3 to 1.0 as of the end of each fiscal quarter, through and including June 30, 1998, and of less than 1.3 to 1.0 as of the end of the fiscal year ending September 30, 1998, and the end of each fiscal quarter thereafter.

Net Profit. Achieve a minimum pre-tax net profit of $750,000 as of September 30, 1997, and of $700,000.00 as of September 30, 1998.

OTHER COVENANTS

       During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

Additional Borrowings. Refrain from incurring any indebtedness except: 1) trade credit incurred in the ordinary course of business; 2) indebtedness expressly subordinated to the Bank in a writing acceptable to the Bank;
       3) indebtedness in existence on the date of this Agreement and disclosed in advance to the Bank in writing.

Other Liens, Assignments, and Subordinations. Refrain from allowing any security interest or lien on property it owns now or in the future, except: 1) liens, assignments, or subordinations in favor of the Bank; 2) liens, assignments, or subordinations outstanding on the date of this Agreement and disclosed in advance to the Bank in writing; 3) liens for taxes not delinquent or which the Borrower is contesting in good faith.

Change of Ownership. Refrain from permitting or suffering any change, direct or indirect, in its capital ownership in excess of 15%.

Change in Management. Refrain from permitting or suffering any material change in its management personnel or management structure.

Nature of Business. Refrain from engaging in any line of business materially different from that presently engaged in by the Borrower.

Guaranties. Refrain from assuming, guaranteeing, endorsing or otherwise becoming contingently liable for any obligations of any other person, except for those guaranties outstanding as of the Effective Date and disclosed to the Bank in writing.

Sale of Assets. Refrain from selling or leasing during any fiscal year assets with a cumulative value in excess of $200,000.00 other than sales of inventory in the ordinary course of business.

Deposit Accounts. Maintain its principal deposit accounts with the Bank.

Form of Organization and Mergers. Refrain from changing its legal form of organization, or consolidating, merging, pooling, syndicating or otherwise combining with any other entity.

Maintenance of Properties. Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition.

Books and Records. Maintain adequate books and records, refrain from making any material changes in its accounting procedures for tax or other purposes, and permit the Bank to inspect same upon reasonable notice.

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Compliance with Laws. Comply in all material respects with all laws applicable to its form of organization, business, and the ownership of its property.

Preservation of Rights. Maintain and preserve all permits, licenses, rights, privileges, charters and franchises that it now owns.

       These covenants were negotiated by the Bank and Borrower based on information provided to the Bank by the Borrower. A breach of a covenant is an indication that the risk of the transaction has increased. As consideration for any waiver or modification of these covenants, the Bank may require: additional collateral, guaranties or other credit support; higher fees or interest rates; and possible modifications to the Documents and the monitoring of the Agreement. The waiver or modification of any covenant that has been violated by the Borrower shall be made at the sole discretion of the Bank. These options do not limit the Bank's right to exercise its rights under Section 8 of this Agreement.

EVENTS OF DEFAULT AND REMEDIES

DEFAULT

       The Line is a conditional line of credit, which means that the Bank is not obligated to make advances under the Line even if the Borrower is in compliance with the terms of this Agreement, and the Revolving Note evidencing borrowings under the Line shall be payable by the Borrower upon DEMAND by the Bank.

       Despite this reservation of rights, upon the occurrence of any one or more of the following events of default, or at any time afterward unless the default has been cured, the Bank may declare the Line to be terminated and in its discretion accelerate and declare the unpaid principal, accrued interest and all other amounts payable under the Revolving Note and the Documents to be immediately due and payable:

Failure by the Borrower to make any payment of principal or interest due under any one of the Revolving Note or any Standby Letter of Credit Agreement or Documentary Letter of Credit Agreement which continues for 10 days after its due date, or failure to make the mandatory payment required under Section 1.4 of this Agreement.

Default by the Borrower in the observance or performance of any covenant or agreement contained in this Agreement, and continuance for more than 15 days.

Default by the Borrower in the observance or performance of any covenant or agreement contained in any of the Documents (excepting defaults under this Agreement, which are addressed in the preceeding subsection), after giving effect to any grace period agreed to in any such Documents, if applicable.

Default by the Borrower with respect to any indebtedness or obligation owed to the Bank, which is unrelated to any loan or facility subject to the terms of this Agreement, or to any third party creditor, which would allow the maturity of any such indebtedness or obligation to be accelerated.

Failure by the Borrower to obtain a release of the security interest of Mep
       Abrahamson in all company assets on January 15, 1998 following repayment of the $766,000.00 promissory note dated May 28, 1997.

Any representation or warranty made by the Borrower to the Bank in this Agreement, or in any financial statement or report submitted to the Bank by or on behalf of the Borrower is untrue or misleading in any material respect.

A garnishment, levy or writ of attachment, or any local, state, or federal notice of tax lien or levy is made or issues against the Borrower, or any post judgment process or procedure is commenced or any supplementary remedy for the enforcement of a judgment is employed against the Borrower or the Borrower's property.

A material adverse change occurs in the Borrower's financial condition or ability to repay its obligations to the Bank.

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IMMEDIATE DEFAULT

       If, with or without the Borrower's consent, a custodian, trustee or receiver is appointed for any of the Borrower's properties, or if a petition is filed by or against the Borrower under the United States Bankruptcy Code, or the Borrower is dissolved, liquidated, or winds up its business then each revolving facility documented in this Agreement shall immediately terminate without notice, and the unpaid principal, accrued interest, and all other amounts payable under the Revolving Note and the Documents shall become immediately due and payable without notice or demand.

SUPPLEMENTARY CROSS DEFAULT OF OTHER PROMISSORY NOTES

The Borrower agrees that each promissory note evidencing indebtedness of the Borrower to the Bank which is not otherwise documented in this Agreement, and regardless of whether delivered before or after the Effective Date, shall hereby be amended on a supplementary basis to provide that each such promissory note may be accelerated by the Bank in its discretion following the occurrence of any event of default agreed to in Section 8.1, or shall be accelerated and become immediately due and payable without notice by the Bank following the occurrence of any event of default agreed to in Section 8.2, which events of default and rights of acceleration are in addition to, and not exclusive of, any events of default and rights of acceleration agreed to in the promissory note itself.

MISCELLANEOUS.

No Waiver; Cumulative Remedies. No failure or delay by the Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights. The remedies provided for in the Agreement are cumulative and not exclusive of any remedies provided by law.

Amendments or Modifications. Any amendment or modification of this Agreement must be in writing and signed by the Bank and Borrower. Any waiver of any provision in this Agreement must be in writing and signed by the Bank.

Binding Effect: Assignment. This Agreement and the Documents are binding on the successors and assigns of the Borrower and Bank. The Borrower may not assign its rights under this Agreement and the Documents without the Bank's prior written consent. The Bank may sell participations in or assign this Agreement and the Documents and exchange financial information about the Borrower with actual or potential participants or assignees.

Minnesota Law. This Agreement and the Documents shall be governed by the substantive laws of the State of Minnesota.

Severability of Provisions. If any part of this Agreement or the Documents are unenforceable, the rest of this Agreement or the Documents may still be enforced.

Integration. This Agreement and the Documents describes the entire understanding and agreement of the parties and supersedes all prior agreements between the Bank and the Borrower relating to each credit facility subject to this Agreement, whether verbal or in writing.

Address for notices to Bank:             Address for notices to Borrower:

  Norwest Bank Minnesota,                  Research, Incorporated
    National Association                   6425 Flying Cloud Drive
  7900 Xerxes Avenue South                 Eden Prairie, Minnesota 55344
  Bloomington, MN  55431                   Attention:  Claude Johnson
  Attention:  Doug Van Metre                           President
              Vice President

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NORWEST BANK MINNESOTA,                     RESEARCH, INCORPORATED
  NATIONAL ASSOCIATION

BY:  /S/ DOUGLAS L. VAN METRE               BY:  /S/ CLAUDE C. JOHNSON
    ---------------------------------           --------------------------------

ITS VICE PRESIDENT                          ITS PRESIDENT AND CEO
    ---------------------------------           --------------------------------


                                            BY:  /S/ RICHARD L. GROSE
                                                --------------------------------
                                            ITS TREASURER

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                                    EXHIBIT A
                        CONDITIONS PRECEDENT AND SECURITY

PLEASE NOTE: This Exhibit describes the Note or Notes, and all Security Documents, Authorizations, Organizational Documents, and all other miscellaneous documents, reports, certificates and other information required as a condition to each advance or disbursement under the Agreement, whether or not they have previously been delivered to the Bank.

Each Security Document described below must continue in full force and effect at all times in accordance with its terms during the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full. The failure of any Security Document to meet these requirements may result in an event of default under the Agreement and the acceleration of all of the Borrower's obligations to the Bank evidenced by the Documents.

NOTES

The Revolving Note

AUTHORIZATION

Certificate of Authority of Borrower. A Certificate of Authority executed by such person or persons authorized by the Borrower's organizational documents and/or agreements to do so, certifying the incumbency and signatures of the officers or other persons authorized to execute the Documents, and authorizing the execution of the Documents and performance in accordance with their terms.

ORGANIZATION

Articles of Incorporation and By-Laws. A recently certified copy of the Borrower's Articles of Incorporation and By-laws, and any amendments, if applicable.

Certificate of Good Standing. A recently certified copy of the Borrower's Certificate of Good Standing.

OTHER

Arbitration Agreement. The Bank's standard form of Arbitration Agreement signed by the Bank and Borrower, subjecting potential controversies between them to binding arbitration, including but not limited to those relating to the Documents and this Agreement.

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                                    EXHIBIT B
                         REPRESENTATIONS AND WARRANTIES

Organizational Status. The Borrower is a Corporation duly formed and in good standing under the laws of the State of Minnesota.

Authorization. This Agreement, and the execution and delivery of the Documents, is within the Borrower's powers, has been duly authorized and does not conflict with any of the Borrower's organizational documents or any other agreement by which the Borrower is bound, and has been signed by all persons authorized and required to do so under its organizational documents.

Financial Reports. The Borrower has provided the Bank with the Borrower's annual audited financial statement dated September 30, 1996 and its interim financial statement dated August 31, 1997, and these statements fairly represent the financial condition of the Borrower as of their respective dates and were prepared in accordance with generally accepted accounting principals consistently applied.

Litigation. There is no litigation or governmental proceeding pending or threatened against the Borrower which could have a material adverse effect on the Borrower's financial condition or business.

Taxes. The Borrower has paid when due all federal, state and local taxes.

No Default. There is no event which is, or with notice or the lapse of time would be, an event of default under this Agreement.

ERISA. The Borrower is in compliance in all material respects with the Employee Retirement Income Security Act of 1974 and has received no notice to the contrary from the Pension Benefit Guaranty Corporation or any related governmental entity.

Environmental Matters. 1) The Borrower is in compliance in all material respects with all health and environmental laws applicable to the Borrower and its operations and knows of no conditions or circumstances that could interfere with such compliance in the future; 2) the Borrower has obtained all environmental permits and approvals required by law for the operation of its business; and 3) the Borrower has not identified any "recognized environmental conditions", as that term is defined by the American Society for Testing and Materials in its standards for environmental due diligence, which could subject the Borrower to enforcement action if brought to the attention of appropriate governmental authorities.